UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2009

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 11, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of SVB Financial Group (the “Company”) approved increases to the annual base salaries for two of its named executive officers. The annual base salary for Mr. Michael Descheneaux, Chief Financial Officer, increased by $100,000 to $425,000, and the annual base salary for Mr. Dave Webb, Chief Operations Officer, increased by $75,000 to $375,000. The increases are effective as of May 1, 2009. The Committee decided to adjust the base salaries of Messrs. Descheneaux and Webb in light of restrictions on the types of pay the Company may permissibly provide to these individuals. The Committee concluded that the adjustments were needed to appropriately compensate these individuals in light of their performance and maintain pay levels for these individuals that are competitive to our peer organizations. As discussed in the Company’s Compensation Discussion and Analysis in its 2009 Proxy Statement, the Committee continues to believe that its historical approach to compensation remains sound. The Committee anticipates that it will adjust these executives’ base pay downward in the future, and will resume using a mix of base pay and incentive compensation that appropriately ties total compensation to individual and Company performance, as and when it is permitted to do so under the American Recovery and Reinvestment Act of 2009 and other applicable laws and regulations.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.31	Form of Letter to Messrs. Michael Descheneaux and Dave Webb regarding annual base salary increases

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2009	SVB FINANCIAL GROUP

	By:	/s/ KEN WILCOX
	Name:	Ken Wilcox
	Title:	President and Chief Executive Officer